EXHIBIT 99.2

[LAZARD LOGO]

Media Contact:                            Investor Contact:
-------------                             ----------------
Richard Silverman, +1 212 632 6285        Michael J. Castellano, +1 212 632 8262
richard.silverman@lazard.com              investorrelations@lazard.com



                               LAZARD REORGANIZES
                   EUROPEAN INVESTMENT BANKING GROUP;
                  FIRM ELECTS STEVEN J. HEYER TO BOARD

      NEW YORK, June 15, 2005 - Lazard Ltd (NYSE: LAZ) today announced it has reorganized its European investment banking group, which will be run as one business.
      The new European organization will continue to be based on the priority of client relationships, balancing the contributions of local expertise with Lazard's global industry groups.
      Separately, Lazard also announced it that has elected Steven J. Heyer, Chief Executive Officer of Starwood Hotels & Resorts Worldwide Inc., to its Board of Directors, effective immediately.
      As part of the new European structure, Georges Ralli, Jeffrey Rosen and William Rucker will serve as Co-Chairmen of Lazard's European Investment Banking Committee, and will make recommendations on key matters to the firm's Chief Executive Officer. Lazard also said that, in addition to his current responsibilities, Bruno Roger has been named Chairman of Global Investment Banking, coordinating cross-border business; he will also attend Committee meetings. Matthieu Pigasse will serve as Chief Marketing Officer of the Committee, and Antonio Weiss will serve as Chief Operating Officer of the Committee.
      The Committee will work in conjunction with a European Advisory
Board, co-chaired by Marcus Agius and Bruno Roger. The other members of the European Advisory Board are: Arnaldo Borghesi, Matthieu
Bucaille, Ernst Fassbender, Erik Maris, Pedro Pasquin, Mr. Pigasse, Mr.
Ralli, Mr. Rosen, Mr. Rucker, Nicholas Shott, and Mr. Weiss.
      "Our European reorganization is the culmination of a process to enhance our ability to serve our clients," said Bruce Wasserstein, Chairman and Chief Executive Officer of Lazard Ltd. "It confirms the emergence of a new generation of talented leaders, who, along with their U.S. counterparts, are the future of Lazard. We are committed to our vision for Lazard as a unified business, with a clear mission and effective coordination and leadership."


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      Lazard also announced that Gerardo Braggiotti has delivered to Lazard notice stating that he will resign effective July 15, 2005. Lazard has reiterated to Mr. Braggiotti that it has complied with, and will continue to comply with, the agreement that Lazard and Mr. Braggiotti had signed, and Lazard and Mr. Braggiotti are in discussions concerning their relationship. In the event that Mr. Braggiotti resigns, Lazard does not expect any material adverse effect on its overall 2005 financial results from his resignation.

      The addition of Mr. Heyer to the Board increases the number of Lazard Ltd directors to six.

      Mr. Heyer, 53, has served as CEO of Starwood Hotels & Resorts Worldwide since October 2004. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2001 to 2004; was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner's Operating Committee from 1994 to 2001. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. He currently serves on the Board of Directors of the National Collegiate Athletic Association and the Special Olympics.

      The other members of Lazard's Board are: Mr. Wasserstein; Robert Charles Clark, who serves as the Harvard University Distinguished Service Professor at Harvard Law School; Ellis Jones, CEO of Wasserstein & Co. LP; Vernon E. Jordan, Jr., a Senior Managing Director of Lazard Ltd; and Anthony Orsatelli, CEO of IXIS Corporate and Investment Bank.

      On May 5, 2005, Class A common stock of Lazard Ltd began trading on the New York Stock Exchange under the trading symbol "LAZ." In addition, Lazard Ltd equity security units also began trading on the NYSE under the trading symbol "LDZ."

      Lazard, one of the world's preeminent financial advisory and asset management firms, operates from 27 cities across 15 countries in North America, Europe, Asia and Australia. With origins dating back to 1848, the firm provides services including mergers and acquisitions advice, asset management, and restructuring advice to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

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